Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Vion Pharmaceuticals, Inc.’s 2005 Stock Incentive Plan of our reports dated March 12, 2007, with respect to the consolidated financial statements of Vion Pharmaceuticals, Inc., Vion Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vion Pharmaceuticals, Inc., included in its Annual Report (Form 10K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Hartford, Connecticut

September 26, 2007